Prospectus Supplement

                            FIDELITY BANKSHARES, INC.

                     NONQUALIFIED DEFERRED COMPENSATION PLAN
                                    UNDER THE
                          SENIOR MANAGEMENT PERFORMANCE
                             INCENTIVE AWARD PROGRAM

         Fidelity Bankshares, Inc. is providing this prospectus supplement to participants in the Fidelity Federal Bank and Trust Nonqualified Deferred Compensation Plan ("General Plan") and the Fidelity Federal Bank and Trust Nonqualified Deferred Compensation plan for Key Executives ("Key Executives Plan") under the Senior Management Performance Incentive Award Program ("SMPIAP"). The General Plan and the Key Executives Plan are substantially similar in all material respects, however, the class of persons eligible for each plan differs. The General Plan is available to certain employees of Fidelity Federal Bank and Trust who are Vice Presidents. The Key Executives Plan is available only to employees who are Senior Vice Presidents and above. Because the plans are substantially similar we will refer to them in the aggregate, unless otherwise noted, as the "Nonqualified Plan". As a participant in the Nonqualified Plan, you may instruct the Incentive Award Committee established under the SMPIAP (the "Committee") to purchase common stock of Fidelity Bankshares, Inc. in its stock offering occurring in connection with the mutual-to-stock conversion of Fidelity Bankshares, MHC, with amounts allocated to your account under the Nonqualified Plan. The implementation of your instruction is entirely discretionary with the Committee. If the Committee implements your instruction and cannot acquire all the common stock you want in the conversion and common stock offering, the Committee will apply the amounts which were not used to acquire common stock in the conversion among the funds in which your account is invested in proportion to your current investment allocation percentages.

         The prospectus of Fidelity Bankshares, Inc. dated ____________ __, 2001, attached to this prospectus supplement, includes detailed information with respect to the offering and the financial condition, results of operations and business of Fidelity Bankshares, Inc. You should read the prospectus supplement, which provides information with respect to the SMPIAP, together with the prospectus.

                              --------------------

         For a discussion of risks that you should consider before making an investment decision, see "Risk Factors" beginning on page __ of the prospectus.

         The interests in the Nonqualified Plan's and the offering of the common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

         The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

         The Nonqualified Plans' investment in common stock is subject to loss.

         The date of this prospectus supplement is _____________ ____,2001.


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                                TABLE OF CONTENTS

THE OFFERING.................................................................  1
    Election to Purchase Common Stock in the Offering; Priorities............  1
    Value of Nonqualified Plan Assets........................................  2
    Method of Directing Transfer.............................................  2
    Time for Directing Transfer..............................................  2
    Irrevocability of Transfer Direction.....................................  3
    Direction to Purchase Common Stock After the Offering....................  3
    Purchase Price of Common Stock...........................................  3
    Nature of a Participant's Interest in the Common Stock...................  4
    Voting Rights of Common Stock............................................  4

DESCRIPTION OF THE NONQUALIFIED PLAN.........................................  4
    Introduction.............................................................  4
    Eligibility and Participation............................................  5
    Benefits Under the Nonqualified Plan.....................................  6
    Investment of Deferrals and Account Balances.............................  6
    Withdrawals and Distributions from the Nonqualified Plan................. 11
    Trustee  ................................................................ 12
    Incentive Award Committee................................................ 12
    Reports to Nonqualified Plan Participants................................ 13
    Amendment and Termination................................................ 13
    Plan Binds the Bank and its Successor.................................... 13
    Federal Income Tax Consequences.......................................... 13
    Securities and Exchange Commission Reporting and Short-Swing Profit
      Liability.............................................................. 14
    Financial Information Regarding Nonqualified Plan Assets................. 15

                                  THE OFFERING

         Fidelity Federal Bank and Trust, the wholly-owned subsidiary of Fidelity Bankshares, Inc., is offering participants in the Nonqualified Plans the opportunity to use their participation interests to elect to purchase shares of Fidelity Bankshares, Inc.'s common stock through the Nonqualified Plans. At December 31, 2000, there were sufficient funds in the Nonqualified Plan to purchase up to 104,581 shares of Fidelity Bankshares, Inc. common stock in the offering. This will be in addition to shares of Fidelity Bankshares, Inc., a mid-tier holding company, which are received in exchange for shares of Fidelity Bankshares, Inc., a stock holding company, presently held in the Nonqualified Plan. The shares of commons stock of Fidelity Bankshares, Inc., a stock holding company presently held in the Nonqualified Plan will be exchanged for shares of Fidelity Bankshares, Inc. pursuant to an exchange ratio, as is more fully discussed in the prospectus. The shares of common stock allocated to your account under the Nonqualified Plan will be credited to the Fidelity Bankshares, Inc. Stock Fund (in this prospectus supplement, we will refer to the stock fund as the "Fidelity Bankshares Stock Fund"). Only employees who are executive officers or members of senior management of Fidelity Federal Bank and Trust and any affiliates who are specifically designated by the board of directors of Fidelity Federal Bank and Trust may become participants in the Nonqualified Plan. The common stock of Fidelity Bankshares, Inc. to be issued is conditioned on the consummation of the conversion. Your investment in the common stock of Fidelity Bankshares, Inc. through the Nonqualified Plan in the offering is subject to the priorities listed below. Information with regard to the Nonqualified Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Fidelity Bankshares, Inc. is contained in the attached prospectus. The address of the principal executive office of Fidelity Federal Bank and Trust is 205 Datura Street, West Palm Beach, Florida 33401. Fidelity Federal Bank and Trust's telephone number is (561) 659-9900.

Election to Purchase Common Stock in the Offering; Priorities

         In connection with the conversion and stock offering, you may elect to transfer all or part of your account balances in the Nonqualified Plan to the Fidelity Bankshares Stock Fund, to be used to purchase common stock issued in the offering. The Committee, if it so elects, will purchase common stock in accordance with your instructions. In the event the Committee elects to follow your direction and the offering is oversubscribed, i.e. there are more orders for common stock than shares available for sale in the offering, the Committee may be unable to use the full amount allocated by you to purchase common stock in the offering. In such event, the amount that cannot be invested in common stock will be reinvested in the investment funds of the Nonqualified Plan in accordance with your then existing investment election (in proportion to your investment direction allocation percentages). If you fail to direct the investment of your account balances towards the purchase of any shares in the offering, your account balances will remain in the investment funds of the Nonqualified Plan as previously directed by you.

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         The shares of common stock are being  offered for sale in the following priorities:

          (1) Depositors with $50 or more on deposit as of October 31, 1999, get first priority.

          (2) Fidelity Federal Bank and Trust's tax-qualified plans, including its employee stock ownership plan get second priority to purchase up to 8% of the shares offered. The employee stock ownership plan intends to purchase 6% of the shares offered.

          (3) Depositors with $50 or more on deposit as of December 31, 2000, get third priority.

          (4)  Depositors as of _______________, 2001, get fourth priority.

         To the extent you fall into one of these categories, you may request the Committee to use funds in your plan account to subscribe or pay for the common stock being acquired. Common stock so purchased will be placed in the Fidelity Bankshares Stock Fund and allocated to your Nonqualified Plan account.

Value of Nonqualified Plan Assets

         As of December 31, 2000, the market value of the assets of the Nonqualified Plan was approximately $3,772,811. The plan administrator informed each participant of the value of his or her account balance under the Nonqualified Plan as of December 31, 2000.

Method of Directing Transfer

         You will receive a form on which you can provide the Committee with instructions to transfer all or a portion of your account balance in the Nonqualified Plan to the Fidelity Bankshares Stock Fund for the purchase of stock in the offering (other than amounts you currently have invested in such fund). If you wish to use all or part of your account balance in the Nonqualified Plan to purchase common stock issued in the offering (other than amounts you currently have invested in the Employer Stock Fund), you should indicate that decision on the investment allocation form.

Time for Directing Transfer

         If you wish to purchase common stock with your Nonqualified Plan account balances, you must return your election form to Jan Newlands, Vice President and Director of Human Resources, Fidelity Federal Bank and Trust, 205 Datura Street, West Palm Beach, Florida 33401 no later than 12:00 noon on ____________ __, 2001.

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Irrevocability of Transfer Direction

         You may not revoke your special election to transfer amounts credited to your account in the Nonqualified Plan to the Fidelity Bankshares Stock Fund for the purchase of stock in the offering. Once you direct any portion of your account to be invested in the Fidelity Bankshares Stock Fund, whether during the special election or during the regular quarterly investment period, your investment of such portion cannot be changed. For example, you will not be entitled to redirect your investment in the Fidelity Banshares Stock Fund from such fund to another of the funds in the Nonqualified Plan. If you request investment of all or any portion of your account to the investment in the Fidelity Bankshares Stock Fund in connection with the offering and the offering is oversubscribed, amounts that cannot be invested in common stock in the offering will be reinvested in accordance with your then investment election (in proportion to your investment direction allocation percentages). In order to invest amounts in the Fidelity Bankshares Stock Fund that were unable to be invested in the offering, you will be required to issue a new investment request during one of the regular quarterly investment periods. Because your investment in the Fidelity Bankshares Stock Fund cannot be changed (other than as the result of an oversubscription), you should carefully consider whether to allocate any portion of your account to the purchase of stock in the offering.

         You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the conversion and common stock offering amongst all of the investment funds, including the Fidelity Bankshares Stock Fund, on a quarterly basis.

Direction to Purchase Common Stock After the Offering

         Whether or not you choose to instruct the Committee to purchase stock in the offering, you will be able to instruct the Committee to purchase stock after the offering through your investment in the Fidelity Bankshares Stock Fund. You may instruct the Committee that a certain percentage of your account balance in the Nonqualified Plan be transferred to the Fidelity Bankshares Stock Fund and invested in common stock, or to the other investment funds available under the Nonqualified Plan. You may change your investment instruction on a quarterly basis, subject to the limitation that you cannot change your election with respect to amounts you have previously invested in the Fidelity Bankshares Stock Fund. Special restrictions may apply to transfers directed to and from the Fidelity Bankshares Stock Fund by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Fidelity Bankshares, Inc.

Purchase Price of Common Stock

         The Nonqualified Plan will pay $10.00 per share for shares of Fidelity Bankshares, Inc. that it acquires in the offering, which will be the same price paid by all other persons in the offering. No sales commissions will be charged for shares purchased in the offering.

         After the offering, the Nonqualified Plan will acquire common stock in open market transactions at the prevailing price. The Nonqualified Plan will pay transaction fees, if any, associated with the purchase, sale or transfer of the common stock after the offering.

Nature of a Participant's Interest in the Common Stock

         The Nonqualified Plan will hold the common stock in a "rabbi trust," which is a grantor trust for tax purposes. Fidelity Federal Bank and Trust is the grantor. While each participant will be credited with investment gains and losses on the assets credited to his or her account in the Nonqualified Plan, no participant will have a direct beneficial interest in any amount credited to the rabbi trust. In the event of the insolvency of Fidelity Federal Bank and Trust, the assets allocated to the participants accounts under the Nonqualified Plan and held in the trust will be avaliable to pay the claims of the general creditors of Fidelity Federal Bank and Trust. In the event of the insolvency of Fidelity Federal Bank and Trust, participants in the Nonqualified Plan will be general unsecured creditors of Fidelity Federal Bank and Trust with respect to their interests in the Nonqualified Plan and will not have a priority interest in the assets of the trust.

Voting Rights of Common Stock

         The Trustee of the trust established in connection with the Nonqualified Plan will generally exercise voting rights attributable to all common stock held by the Fidelity Bankshares Stock Fund. The Committee may direct the trustee as to how to vote the common stock.

DESCRIPTION OF THE NONQUALIFIED PLAN

Introduction

         Fidelity Federal Bank and Trust originally adopted the SMPIAP and the Nonqualified Plan in 1979 . The SMPIAP and Nonqualified Plan were restated, effective December 9, 1998. The SMPIAP is an incentive award program for senior management of Fidelity Federal Bank and Trust. Each year the Committee determines the amount of Fidelity Federal Bank and Trust's net profits, before taxes, that will be available for award under the SMPIAP. The Committee then determines the amount of the awards paid to participants in the SMPIAP, on both an individual and group basis, after taking into consideration key financial ratios (which may vary from year to year) and the participant's performance during the year. Certain SMPIAP participants who are selected to participate in the Nonqualified Pan are entitled to defer the receipt of their SMPIAP award by having it transferred to the Nonqualified Plan. The Nonqualified Plan is maintained by Fidelity Federal Bank and Trust for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Nonqualified Plan is "unfunded" for tax purposes and for purposes of the Employee Retirement Income Security Act, which means that the assets attributable to the plan are part of the general assets of Fidelity Federal Bank and Trust or are assets that have been set aside from Fidelity Federal Bank and Trusts general assets, but that remain subject to the claims of Fidelity Federal Bank and Trust's creditors

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in the event of its insolvency.  Fidelity Federal Bank and Trust has established a trust to hold the assets it has credited to the Nonqualified Plan. Although the assets are held in trust, they remain subject to Fidelity Federal Bank and Trust's general creditors in the event of its insolvency. The Nonqualified Plan permits participants to instruct the Committee to invest the amounts credited to their accounts among various investment options.

         Fidelity Federal Bank and Trust intends that the SMPIAP and Nonqualified Plan, in operation, will comply with the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Fidelity Federal Bank and Trust may amend the Nonqualified Plan from time to time in the future, as it sees fit, or to maintain compliance with federal law. Since the Nonqualified Plan is governed by the Employee Retirement Income Securities Act, federal law provides you with various rights and protections as a participant in the Nonqualified Plan. However, because the Nonqualified Plan is considered a "top-hat plan" under ERISA, i.e., it is available only to certain persons who are considered members of a select group of management and highly compensated employees, it is not subject to all the requirements of the Employee Retirement Income Security Act. Specifically, the Nonqualified Plan is exempt from the participation, vesting, funding and fiduciary requirements of the Employee Retirement Income Security Act. Your benefits under the Nonqualified Plan are not governed by the Pension Benefit Guaranty Corporation.

         Reference to full text of plan. The following statements are summaries of certain provisions of the Nonqualified Plan. They are not complete and are qualified in their entirety by the full text of the Nonqualified Plan. You may obtain a copy of the Nonqualified Plan by filing a request with Fidelity Federal Bank and Trust, Attention: Jan Newlands, Vice President and Director of Human Resources, 205 Datura Street, West Palm Beach, Florida 33401. We urge each employee to read carefully the full text of the Nonqualified Plan.

Eligibility and Participation

         Participants in the SMPIAP are selected by the Committee each year among key management employees who are in a position to make an important contribution to the Bank and who are employed during the full calendar year of the Nonqualified Plan. The list of participants includes all senior officers at the level of vice presidents and above. Participation in the Nonqualified Plan is limited to those participants in the SMPIAP who are considered a select group of management and highly compensated employees for purposes of the Employee Retirement Income Security Act. Participation in the General Plan is limited to certain employees who are Vice Presidents of Fidelity Federal Bank and Trust. Participation in the Key Executives Plan is limited to employees who are Senior Vice Presidents and higher. Any participant in the General Plan who becomes eligible for the Key Executives Plan shall have his or her account balance transferred to the Key Executives Plan and shall no longer participate in the General Plan.

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         As  of  December  31,  2000,  there  were  41  employees   eligible  to
participate in the Nonqualified Plan and 16 employees participating by deferring all or a portion of their award under the SMPIAP. The Nonqualified Plan year is January 1 to December 31.

Deferrals Under the Nonqualified Plan

         Nonqualified Plan Deferrals. As a participant in the Nonqualified Plan, you are permitted to defer all or a portion of your SMPIAP award on a pre-tax basis, to the Nonqualified Plan. For purposes of the Nonqualified Plan, "award" means an incentive award granted by the Committee under the SMPIAP.

Benefits Under the Nonqualified Plan

         Vesting. At all times, you have a fully vested, nonforfeitable interest in the awards you defer under the SMPIAP and the earnings on your deferrals, subject to possible loss in the event of Fidelity Federal Bank and Trust's insolvency.

Investment of Deferrals and Account Balances

         All amounts credited to your accounts under the Nonqualified Plan are held in the grantor trust which is administered by the Committee appointed by the Board of Directors of Fidelity Federal Bank and Trust.

         As a participant in the Nonqualified Plan, you are provided the opportunity to direct the investment of your account into one of the following funds:

      1.       Heartland Value Fund
      2.       Janus Flexible Income Fund
      3.       Janus Twenty Fund
      4.       Janus Worldwide Fund
      5.       Kaufmann Fund
      6.       Oakmark I Fund
      7.       Safeco Equity Fund
      8.       Vanguard 500 Index Fund
      9.       Vanguard Wellington Fund
     10.       Schwab Value Advantage Money Fund
     11.       Fidelity Bankshares Stock Fund

         You may instruct the Nonqualified Plan trustee to invest both past awards and earnings, as well as future awards among the funds listed above. Transfers of past awards and the earnings thereon do not affect the investment mix of future credits to your account. This may be done in accordance with established procedures to dispose of a Nonqualified Plan investment and reinvest the net proceeds in an alternative investment under the Nonqualified Plan. Please note,

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however,  that once you direct any portion of your account to be invested in the
Fidelity Bankshares Stock Fund your investment of such portion of your account cannot be changed. In other words, you will not be entitled to redirect your investment in the Fidelity Bankshares Stock Fund from such fund to another of the funds in the Nonqualified Plan. If you request investment of all or any portion of your account to the investment in the Fidelity Bankshares Stock Fund in connection with the offering and the offering is oversubscribed, amounts that cannot be invested in common stock in the offering will be reinvested in accordance with your then investment election (in proportion to your investment direction allocation percentages). In order to invest amounts in the Fidelity Bankshares Stock Fund that were unable to be invested in the offering, you will be required to issue a new investment request during one of the regular quarterly investment periods. Because your investment in the Fidelity Bankshares Stock Fund cannot be changed (other than as the result of an oversubscription), you should carefully consider whether to allocate any portion of your account to the purchase of stock in the offering.

Performance History

         The following table provides performance data with respect to the investment funds available under the Nonqualified Plan:

       Net Investment Performance - Fund Returns through December 31, 2000
       -------------------------------------------------------------------

                                                          Annualized
                                                  ------------------------------
                                          YTD     1 Yr.   3 Yr.   5 Yr.   10 Yr.
                                          ---     -----   -----   -----   ------
 1.   Heartland Value Fund                        2.03%   4.13%   10.97%  18.83%

 2.   Janus Flexible Income Fund                  4.89%   4.69%    6.44%  10.11%

 3.   Janus Twenty Fund                        (32.42)%  24.56%   26.23%  21.94%

 4.   Janus Worldwide Fund                     (16.87)%  19.81%   21.24%    --

 5.   Kaufmann Fund                              10.86%  12.05%   13.87%  21.03%

 6.   Oakmark Fund                               11.78%   1.26%    9.85%    --

 7.   Safeco Equity Fund                       (10.97)%   6.75%   13.56%  16.88%

 8.   Vanguard 500 Index Fund                   (9.06)%  12.30%   18.31%  17.35%

 9.   Vanguard Wellington Fund                   10.40%   8.91%   13.09%  14.00%

10.   Schwab Value Advantage Money Fund

11.   Fidelity Bankshares Stock Fund             46.02% (4.87)%   17.36%    --

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         The  following  is a  description  of each of the  Nonqualified  Plan's eleven investment funds:

         Heartland Value Fund. Heartland Value Fund seeks long-term capital appreciation. The fund normally invests at least 65% of assets in equities of companies with market capitalizations of less than $750 million. It emphasizes securities that are underpriced relative to price/earnings, price/book, and price/cash-flow ratios; earnings growth, long-term debt/capital; dividend stability, and undervalued assets; among other factors. The fund may invest up to 5% of assets in both convertibles and warrants. It may also invest up to 15% of assets in foreign securities; this limitation does not include ADRs. On November 6, 1998, Heartland Small Cap Contrarian Fund merged into the fund. An investment in the fund is not insured or guaranteed by the Federal Deposit Insurance Company ("FDIC") or any other government agency. It is possible to lose money by investing in the fund.

         Janus Flexible Income Fund. Janus Flexible Income Fund seeks total return, primarily through income, consistent with capital preservation. The fund ordinarily invests at least 80% of assets in income-producing securities. It may purchase domestic and foreign corporate or government securities of any credit rating and maturity. Management may deliberately vary the overall quality of its portfolio from time to time. Investments may also include mortgage- and asset-backed securities, preferred stocks, and income-producing common stocks. The fund may invest without limit in foreign securities. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Janus Twenty Fund. Janus Twenty Fund seeks capital appreciation consistent with preservation of capital. The fund invests primarily in a concentrated portfolio of between 20 and 30 common stocks. To select investments, the advisor evaluates improvement in profit margins, earnings, and unit growth; these factors indicate the fundamental investment value of the security. The advisor also seeks stocks with strong current financial positions and the potential for future growth. It may invest without limit in foreign securities. The fund is nondiversified. Prior to May 22, 1989, the fund was named Janus Value Fund. As of April 16, 1999, this fund was closed to new investors. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Janus Worldwide Fund. Janus Worldwide Fund seeks long-term growth of capital consistent with preservation of capital. The fund invests primarily in foreign and domestic common stocks. Investments are usually spread across at least five different countries, including the United States, though it may at times invest in a single country. The fund may also invest in preferred stocks, warrants, government securities, and corporate debt. It may use derivatives for hedging purposes or as a means of enhancing return. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

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         Kaufmann Fund. Kaufmann Fund seeks long-term capital appreciation.  The fund invests primarily in common stocks of small and medium-size companies; however, it may also purchase convertibles. To select investments, the advisor evaluates a company's growth prospects, the economic outlook for its industry,
new-product   development,    management,    security   value,   and   financial
characteristics. The fund may invest up to 10% of assets in options and may leverage up to one third of holding. It may also invest up to 25% of assets in foreign securities. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Oakmark Fund. Oakmark Fund - Class I seeks long-term appreciation. The fund principally invests in United States securities. It may invest up to 25% of assets in foreign securities. The fund will normally not invest greater than 5% of assets in the securities of issuers based in emerging markets. The fund currently offers Class I and II shares. Class II shares are offered only to certain 401(k) and other tax-qualified plans. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Safeco Equity Fund. Safeco Equity Fund - Class A seeks long-term growth of capital and current income. The fund invests primarily in common stocks. Some equity investments are made for capital appreciation; other investments are made for current income. It may invest up to 35% of assets in convertibles and debt securities that are linked to specific equities or equity indexes; these securities may be rated as low as CC. The fund does not usually engage in trading for short-term profits. It may invest up to 10% of assets in REITs; it may also purchase American depositary receipts. Class A, B, and No Load shares are offered by the fund. Prior to February 16, 2000, the fund was named Safeco Equity Fund - no Load Shares. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Vanguard 500 Index Fund. Vanguard 500 Index fund seeks investment results that correspond with the price and yield performance of the SP 500 index. The fund allocates the percentage of net assets each company receives on the basis of the stock's relative total-market value: its market price per share multiplied by the number of shares outstanding. Shareholders are charged an annual account-maintenance fee of $10 for accounts with less than $10,000. Prior to December 21, 1987, the fund was named Vanguard Index Trust. Prior to 1980, it was named First Index Investment Trust. From that date until October 27, 1998, the fund was named Vanguard Index Trust 500 Portfolio. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Vanguard Wellington Fund. Vanguard Wellington Fund seeks conservation of capital and reasonable income. The fund normally invests 60% to 70% of assets in common stocks and convertible securities. It typically invests the balance of assets in investment-grade corporate debt and U.S. government obligations. The fund may invest up to 10% of assets in foreign securities. Prior to May 3, 1993, the fund was named Wellington Fund. Form that date until

October 27, 1998, the fund was named Vanguard/Wellington Fund. The performance fee is contingent on the preceding 36 months' performance: the fund must outperform the index (65% SP 500, 35% Salomon Brothers High Grade index) by at least 6%. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Schwab Value Advantage Money Fund. Schwab Value Advantage Money Fund seeks to provide higher current yields while offering the liquidity and stability traditionally associated with money market material funds. The fund invests in high-quality short-term money market investments issued by the U.S. and foreign issuers, such as commercial paper, certificates of deposit, variable and floating-rate debt securities, bank notes and repurchase agreements. The fund is appropriate for investors in high money market returns. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Fidelity Bankshares Stock Fund. The Fidelity Bankshares Stock Fund will consist primarily of investments in common stock of Fidelity Bankshares, Inc. The trustee will use all amounts reallocated to the Fidelity Bankshares Stock Fund in the special election to acquire shares in the conversion and common stock offering. Shares of Fidelity Bankshares, Inc. which were held in the Employer Stock Fund prior to the conversion and common stock offering will be converted into shares of common stock of Fidelity Bankshares, Inc., in accordance with the exchange ratio. After the offering, the trustee will, to the extent practicable, use all amounts held by it in the Fidelity Bankshares Stock Fund, including cash dividends paid on common stock held in the Fidelity Bankshares Stock Fund, to purchase shares of common stock of Fidelity Bankshares, Inc. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the trustee may be required to limit the daily volume of shares purchased. Pending investment in common stock, amounts allocated towards the purchase of shares in the offering will be held in the Fidelity Bankshares Stock Fund in an interest-bearing account. In the event of an oversubscription, any earnings that result therefrom will be reinvested among the other funds of the 401(k) plan in accordance with your then existing investment election (in proportion to your investment direction allocation percentages).

         As of the date of this prospectus supplement, none of the shares of common stock of Fidelity Bankshares, Inc., a Delaware corporation that will be 100% owned by its public shareholders, including Fidelity Federal Bank and Trust's tax-qualified plans, are issued or are outstanding. However, shares of its predecessor Fidelity Bankshares, Inc., a Delaware corporation that is a majority owned subsidiary of Fidelity Bankshares, M.H.C., a mutual holding company, have been actively traded on an established market since 1994. The historical performance of the Fidelity Bankshares Stock Fund is set forth on page 9. Performance of the Fidelity Bankshares Stock Fund will be dependent upon a number of factors, including the financial condition and profitability of Fidelity Bankshares, Inc. and Fidelity Federal Bank and Trust and market conditions for the common stock generally. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money investing in the fund.

Withdrawals and Distributions from the Nonqualified Plan

         In order to avoid current taxation of amounts deferred, the Nonqualified Plan imposes substantial restrictions on your ability to receive a distribution of amounts credited to your account under the Nonqualified Plan prior to your termination of employment with Fidelity Federal Bank and Trust.

         Distribution at the end of the deferral period. Payment of your benefits at the end of the deferral period shall be made, at your election, in a single-sum payment or in five, ten or twenty installments. Amounts distributed to you under the Nonqualified Plan will generally be distributed in cash, provided, however, that amounts that you have invested in the Fidelity Bankshares Stock Fund will be distributed to you in common stock of Fidelity Bankshares, Inc.

         Distribution prior to the end of the deferral period. Distributions may be made to you prior to the end of the deferral period, only in the event of a financial hardship, your disability, a change in control of Fidelity Bankshares, Inc. or your death. If your distribution includes amounts you have invested in the Fidelity Bankshares Stock Fund, amounts distributed from the Fidelity
Bankshares Stock Fund will be distributed in common stock of Fidelity Bankshares, Inc.

                  Distribution in the event of unforeseeable emergencies and hardship. In the event of an unforeseeable emergency, you may request and, the Committee may, in its sole discretion, make distributions to you from your account prior to the time specified for payment of benefits under the Plan. An unforeseeable emergency means an unanticipated emergency that is caused by an event beyond your control, such as a sudden and unexpected illness or accident, loss of property due to casualty, or other similar extraordinary and unforeseeable circumstances, which would result in severe financial hardship if the distribution were not permitted. The amount of such distribution shall be limited to the amount reasonably necessary to meet the requirements of your financial hardship.

                  Distribution in the event of disability. Payment of your benefits in the event you terminate employment due to disability shall be made in a lump sum as soon as practicable following your disability. The distribution due to disability would be in lieu of the distribution option elected on your deferral form.

                  Distribution upon a change in control. In the event of a change in control, in lieu of the distribution option elected on your deferral form, you will receive a lump sum distribution within 30 days of the change in control.

                  Distribution upon death. If you die after payments of your benefits under the Plan have commenced but before receiving all amounts payable under the Plan, the remaining payments shall be made to your beneficiary over the period elected in your deferral election form. If your beneficiary predeceases you, the amounts payable under the Plan shall be paid to your estate in a lump sum. If you die before payments commence, your account balance shall be paid to your beneficiary in a lump sum.

         Acceleration of distributions. After your retirement, you may request that your distribution from the Nonqualified Plan be made in a lump sum, notwithstanding any prior election you may have made to receive your distribution in installments. If you change your election by requesting a lump sum distribution, your lump sum distribution will be equal to 90% of your remaining account balance. You will forfeit the other 10% of your account balance. Your lump sum distribution will be made within 90 days of your request.

         Nonalienation of benefits. Except for federal income tax withholding or a qualified domestic relations order, your benefits payable under the Nonqualified Plan cannot be alienated. Examples of alienation include transferring your benefits voluntarily and a creditor placing a lien on your benefits. Any attempt to alienate your benefits, whether voluntary or involuntary, shall be void.

Trustee

         The trustee of the rabbi trust established under the Nonqualified Plan is Charles Schwab Trust Company. The trustee receives, holds and invests the contributions to the Nonqualified Plan. Fidelity Federal Bank and Trust is responsible for the payment of benefits under the Nonqualified Plan. The benefits payable under the Nonqualified Plan may be paid from the general assets of Fidelity Federal Bank and Trust, or at its election, from the rabbi trust.

Incentive Award Committee

         The Nonqualified Plan is administered by the Incentive Award Committee (the "Committee"). Members of the Committee are members of the Board of Directors of Fidelity Federal Bank and Trust who are "Disinterested Persons" as defined under the Nonqualified Plan. The address of the Committee is 205 Datura Street, West Palm Beach, Florida 33401-5679, and its telephone number is (561) 659-9900. The Committee is responsible for the administration of the Nonqualified Plan, interpretation of the provisions of the Nonqualified Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Nonqualified Plan, maintenance of Nonqualified Plan records, books of account and all other data necessary for the proper administration of the Nonqualified Plan, preparation and filing of all returns and reports relating to the Nonqualified Plan which are required to be filed and for all disclosures required to be made to participants, beneficiaries and others.

Reports to Nonqualified Plan Participants

         The plan administrator will furnish you with a quarterly statement showing the amount of contributions and earnings allocated to your account for that period.

Amendment and Termination

         It is the intention of Fidelity Federal Bank and Trust to continue the Nonqualified Plan indefinitely. Nevertheless, Fidelity Federal Bank and Trust may terminate the Nonqualified Plan at any time. If the Nonqualified Plan is terminated in whole or in part, then regardless of other provisions in the Nonqualified Plan, you will have a fully vested interest in your accounts. Fidelity Federal Bank and Trust reserves the right to make, from time to time, any amendment or amendments to the SMPIAP and Nonqualified Plan.

Plan Binds the Bank and its Successor

         The provisions of the Nonqualified Plan shall be binding on Fidelity Federal Bank and Trust and its successors, which includes any entity which by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of Fidelity Federal Bank and Trust.

Federal Income Tax Consequences

         The following is a summary of the material Federal income tax aspects of the Nonqualified Plan. However, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under state and local income tax laws may not be the same as under the Federal income tax laws. You are urged to consult your tax advisors with respect to any distribution from the Nonqualified Plan and transactions involving the Nonqualified Plan.

         The Nonqualified Plan and related trust are not tax-qualified under the Internal Revenue Code. Therefore the federal income tax consequences set forth below apply only if the Nonqualified Plan and related trust are operated in accordance with applicable statutory and regulatory requirements:

          (1) You pay no current income tax on amounts you defer into the Nonqualified Plan;

          (2) Because the Nonqualified Plan and rabbi trust are not tax-qualified, Fidelity Federal Bank and Trust will not receive an income tax deduction at the time of your deferral on amounts contributed to the trust and credited to your account; and

          (3)  Earnings on your account balance will not be taxed to you.

         Assuming that the Nonqualified Plan is administered in accordance with the statutory and regulatory requirements for nonqualified deferred compensation plans, participation in the Nonqualified Plan under existing federal income tax laws will have the following effect:

          (1) The contributions credited to your account and investment earnings on the account are not includable in your federal taxable income until the contributions or earnings are actually distributed, however the contributions will be subject to social security taxes at the time of contribution, if any. Although your income may generally be in excess of the social security taxable wage base ($80,400 in 2001), there is no cap on the amount of income subject to the medicare portion of the social security tax (currently set at 1.45% of income).

          2. Amounts distributed from your account to you will be subject to tax at ordinary income ratios when distributed.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

         Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Fidelity Bankshares, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Fidelity Bankshares, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 10 days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of Fidelity Bankshares, Inc.'s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the Fidelity Bankshares, Inc. stock fund of the Nonqualified Plan by persons beneficially owning more than 10% of the common stock of Fidelity Bankshares, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.

         In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Fidelity Bankshares, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of Fidelity Bankshares, Inc.'s common stock resulting from non-exempt purchases and sales of Fidelity Bankshares, Inc. common stock within any six-month period.

         The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

         Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the Nonqualified Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Fidelity Bankshares, Inc. stock fund for six months after receiving such a distribution.

Financial Information Regarding Nonqualified Plan Assets

         Unaudited financial statements representing the net assets available for Nonqualified Plan benefits at December 31, 2000, are attached to this prospectus supplement.

                         FIDELITY FEDERAL BANK AND TRUST

             Statement of Net Assets Available for Program Benefits
                              with Fund Information

                                December 31, 2000



                                Janus
                              Flexible    Janus        Janus                               Safeco     Vanguard
               Heartland       Income     Twenty      Worldwide    Kaufmann    Oakmark     Equity     500 Index
Assets         Value Fund       Fund       Fund         Fund        Fund        Fund        Fund        Fund
------         ----------       ----       ----         ----        ----        ----        ----        ----
Investments    $152,175.30   $7,916.90  $23,449.45  $263,046.54  $206,885.51  $97,395.74  $64,855.27  $84,314.86




                              Schwab
                 Vanguard      Value       Fidelity
                Wellington   Advantage    Bankshares
Assets             Fund      Money Fund   Stock Fund
------             ----      ----------   ----------
Investments     $110,937.93  $34,835.81  $2,726,996.80




       Total Value of Accounts ..........................  $  3,772,810
                                                           ------------
       Total Assets .....................................  $  3,772,810
                                                           ============

Liabilities                                                $          0
-----------                                                ------------

       Net Assets Available for Plan Benefits ...........  $  3,772,810
                                                           ============